FILED: 01/16/2004
CID: 2004-00460663
WY Secretary of State

ARTICLES OF INCORPORATION

Wyoming Secretary of State
The Capitol Building, Room 110
200 W. 24th Street
Cheyenne, WY 82002-0020

Phone (307) 777-7311/7312
Fax (307) 777-5339
E-mail: corporations@state.wy.us

1. Corporate name ArKon Technologies, Inc.

2. Registered agent name AAA Corporate Services, Inc.

3. Address of registered agent *(must be a Wyoming street address which is identical to the registered agent's business office; must include street address, city, state and zip code; no post office boxes or mail drop boxes.)*

1620 Central Ave. #202
Cheyenne, Wyoming 82001

4. The mailing address where correspondence and annual report forms can be sent:

255 Newport Dr. #358
Port Moody, BC, CANADA V3H5H1

5. Number and class of shares the corporation will have the authority to issue:

50,000,000 common stock shares

Number and class of shares which are entitled to receive the net assets upon dissolution:

6. Incorporators *(list names and addresses of each incorporator)*:

Bruce Hollingshead
255 Newport Dr. #202
Port Moody, BC, CANADA V3H5H1

'04 JAN 16 PM 3 18
RECEIVED
WYOMING
SECRETARY OF STATE

7. Execution *(all incorporators must sign)*

Printed Name	Signature	Date
Bruce Hollingshead	[signature]	1/12/04

8. Contact name: Steve Pollock

Daytime Phone Number: 775-690-8716

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Filing Fee: ***$100.00***

Instructions:

1. Make check payable to Secretary of State.
2. Articles must be accompanied by a written consent to appointment executed by the registered agent.
3. An official certificate of incorporation or a certificate of existence may be obtained for an additional $10.00 fee. Please indicate which certificate you are requesting.